Exhibit 99.1

Abbott Reports Strong Ongoing Third Quarter Results; Confirms Double-Digit Ongoing Earnings Growth Outlook for 2011

– Third Quarter Ongoing EPS of $1.18, Up 12.4 Percent – – Worldwide Sales Increased 13.2 Percent – – 21.0 Percent Sales Growth in Emerging Markets –

Financial: John Thomas (847) 938-2655 Larry Peepo (847) 935-6722 Tina Ventura (847) 935-9390 Media: Melissa Brotz (847) 935-3456 Scott Stoffel (847) 936-9502 Adelle Infante (847) 938-8745	ABBOTT PARK, Ill., Oct. 19, 2011 — Abbott today announced financial results for the third quarter ended Sept. 30, 2011.

•                  Diluted earnings per share, excluding specified items, were $1.18, at the high end of Abbott’s previous guidance range, reflecting 12.4 percent growth. Diluted earnings per share under Generally Accepted Accounting Principles (GAAP) were $0.19, net of specified items, including a $1.5 billion pre-tax reserve related to previously disclosed litigation.

•                  Worldwide sales increased 13.2 percent to $9.8 billion, including a favorable 5.3 percent effect of foreign exchange. Proprietary Pharmaceuticals sales increased 13.5 percent in the quarter. Durable Growth Business sales increased 15.3 percent, including double-digit growth in Nutritionals, Established Pharmaceuticals, Core Laboratory Diagnostics and Diabetes Care. Innovation-Driven Device Business sales increased 6.0 percent, including double-digit growth in Molecular Diagnostics.

• Emerging markets sales were $2.6 billion, up 21.0 percent from the prior year and representing 26.1 percent of total sales, with strong growth across all of Abbott’s operating divisions.

• The gross margin ratio was 60.4 percent in the third quarter, above Abbott’s previous guidance, driven by favorable product mix.

•                  Abbott is confirming its guidance for double-digit ongoing earnings-per-share growth for 2011 and is narrowing its previous guidance range. Abbott’s ongoing earnings-per-share guidance for full-year 2011 is $4.64 to $4.66, excluding specified items, reflecting 11.5 percent growth at the midpoint of the range.

“Strong performance across our businesses allowed Abbott to continue to deliver superior results,” said Miles D. White, chairman and chief executive officer, Abbott. “We also experienced strong growth in emerging markets and success in our broad-based pipeline, including several new product approvals, regulatory submissions and clinical trial initiations.”

The following is a summary of third-quarter 2011 sales by major business category.

				% Change vs. 3Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	4,088	5,729	9,817	5.8	9.6	19.1	7.9	13.2

Durable Growth:

Nutritionals	682	855	1,537	9.0	10.0	15.7	9.5	12.6

Established Pharmaceuticals(a)	—	1,389	1,389	n/a	13.1	22.6	13.1	22.6

Core Laboratory Diagnostics	158	681	839	4.4	4.4	13.3	4.4	11.5

Diabetes Care	146	208	354	8.3	2.6	13.5	5.0	11.3

Point of Care Diagnostics	57	17	74	6.7	8.6	14.8	7.1	8.4

Subtotal	1,043	3,150	4,193	8.0	9.5	17.9	9.1	15.3

Proprietary Pharmaceuticals	2,420	1,878	4,298	6.9	11.8	23.2	8.9	13.5

Innovation-Driven Devices:

Vascular	389	439	828	(5.5)	4.7	15.8	(0.6)	4.7

Medical Optics	97	172	269	(6.8)	6.4	14.8	1.0	6.0

Molecular Diagnostics	54	57	111	15.9	8.8	18.6	12.2	17.2

Subtotal	540	668	1,208	(3.9)	5.5	15.8	0.8	6.0

Other Sales(b)	85	33	118	18.4	(18.5)	(17.9)	5.0	5.3

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

The following is a summary of nine-month 2011 sales by major business category.

				% Change vs. 9M10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

Total Sales	11,543	16,931	28,474	5.8	11.8	18.5	9.2	13.0

Durable Growth:

Nutritionals	1,974	2,476	4,450	1.4	10.0	15.1	5.9	8.6

Established Pharmaceuticals(a)	—	4,024	4,024	n/a	24.3	31.3	24.3	31.3

Core Laboratory Diagnostics	464	2,044	2,508	4.5	3.5	9.7	3.7	8.7

Diabetes Care	407	606	1,013	6.0	2.4	9.4	3.8	8.0

Point of Care Diagnostics	172	50	222	10.2	10.4	15.3	10.2	11.3

Subtotal	3,017	9,200	12,217	2.9	13.5	19.8	10.7	15.2

Proprietary Pharmaceuticals	6,649	5,593	12,242	9.2	10.2	17.4	9.6	12.8

Innovation-Driven Devices:

Vascular	1,173	1,334	2,507	(7.0)	12.0	20.2	1.9	5.7

Medical Optics	298	528	826	(2.0)	2.4	10.1	0.7	5.4

Molecular Diagnostics	145	171	316	8.0	17.8	24.8	12.9	16.4

Subtotal	1,616	2,033	3,649	(5.0)	9.8	17.8	2.5	6.5

Other Sales(b)	261	105	366	40.6	(17.9)	(17.0)	16.9	17.3

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

(a) Established Pharmaceuticals includes sales of branded generics outside of the United States.

(b) Includes sales primarily from Contract Pharmaceutical Manufacturing and Animal Health.

n/a = Not applicable

The following is a summary of third-quarter 2011 sales for select products.

				% Change vs. 3Q10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	894	1,217	2,111	18.1	18.6	32.0	18.4	25.7

Pediatric Nutritionals	322	495	817	23.5	13.9	18.4	17.6	20.4

Adult Nutritionals	355	360	715	(1.1)	4.8	12.1	1.6	5.1

Coronary Stents	243	278	521	(6.2)	2.5	13.0	(1.9)	3.2

TRILIPIX/TriCor (fenofibrate)	346	73	419	1.3	1.1	7.7	1.3	2.4

Kaletra	81	216	297	(7.1)	(16.5)	(10.3)	(14.0)	(9.4)

Niaspan	245	—	245	8.9	n/a	n/a	8.9	8.9

Lupron	146	67	213	17.6	(5.9)	3.1	9.6	12.7

Synthroid	130	30	160	9.6	16.0	23.7	10.7	12.0

The following is a summary of nine-month 2011 sales for select products.

				% Change vs. 9M10
	Sales ($ in millions)				Int’l		Total
	U.S.	Int’l	Total	U.S.	Operational	Reported	Operational	Reported

HUMIRA	2,349	3,405	5,754	17.7	18.6	27.3	18.2	23.2

Pediatric Nutritionals	931	1,420	2,351	2.9	10.6	14.8	7.4	9.8

Adult Nutritionals	1,030	1,056	2,086	1.9	9.2	15.4	5.3	8.3

Coronary Stents	721	849	1,570	(9.7)	13.6	22.3	1.2	5.2

TRILIPIX/TriCor (fenofibrate)	963	246	1,209	2.7	44.0	52.2	8.8	10.0

Kaletra	226	656	882	(10.6)	(5.7)	(0.9)	(7.0)	(3.5)

Niaspan	718	—	718	12.2	n/a	n/a	12.2	12.2

Lupron	401	201	602	13.6	(3.8)	2.9	7.4	9.8

Synthroid	387	87	474	21.0	8.8	15.8	18.7	20.0

Notes:	1) See “Consolidated Statement of Earnings” for more information.
2) “Operational” growth reflects percentage change over the prior year excluding the impact of exchange rates.

n/a = Not applicable

Business Highlights

•                 Reported Positive Top-Line Results From Daclizumab Multiple Sclerosis Trial

Announced positive top-line results from SELECT, a global, registrational Phase 2b clinical trial designed to evaluate the investigational biologic daclizumab in people with relapsing-remitting multiple sclerosis over one year. The study demonstrated significant reductions in annualized relapse rate and met key secondary endpoints.

•                 Received U.S. Approval for ALK Genetic Test and Launched Test in Europe

Received approval from the U.S. Food and Drug Administration (FDA) for a new molecular diagnostic test designed to detect rearrangements of the anaplastic lymphoma kinase (ALK) gene in non-small-cell lung cancer (NSCLC). The new Abbott Vysis ALK Break Apart FISH Probe test is designed to identify ALK-positive NSCLC patients for Pfizer’s approved NSCLC therapy, XALKORI® (crizotinib), an oral first-in-class ALK inhibitor. Abbott also announced the launch of its ALK test in Europe and New Zealand.

•                 Received FDA Approval for Two Three-Month Strengths of Lupron Depot-PED

The FDA approved two new strengths for three-month administration of Lupron Depot-PED® (leuprolide acetate for depot suspension), expanding dosing options for children with central precocious puberty.

•                 Initiated Two Clinical Trials for ABSORB Bioresorbable Vascular Scaffold (BVS)

Announced the initiation of ABSORB BTK, an international clinical trial evaluating the safety and efficacy of the ABSORB™ BVS for the treatment of below-the-knee (BTK) critical limb ischemia, a severe form of peripheral artery disease. Additionally, the first patient in Japan has been treated with Abbott’s ABSORB BVS as part of the ABSORB EXTEND clinical trial, which is now enrolling patients in 20 countries in Europe, Latin America and Asia Pacific.

•                 Announced Expansion of Nutrition Manufacturing Capacity in China

Abbott will build a state-of-the-art nutrition manufacturing facility in Jiaxing, China to meet growing demand. The facility represents Abbott’s largest investment in China to date and will manufacture premium powdered milk products for Chinese infants and children.

•                 Received FDA Approval for RX Herculink Elite Renal Stent System

The FDA approved Abbott’s RX Herculink Elite® Renal Stent System for the treatment of renal artery stenosis in patients with uncontrolled hypertension.

•                 Announced Plans for New Formulations of Two HIV Medicines

Announced plans to develop two new formulations of Kaletra® (lopinavir/ritonavir) and Norvir® (ritonavir) for people living with HIV-1. Abbott is currently investigating a new powder formulation of Norvir as well as a co-formulation of three HIV medicines — lopinavir, ritonavir and 3TC (lamivudine).

•                 Received CE Mark for Healon EndoCoat Protective Gel for Cataract Surgery

Expanded the Healon® family of ophthalmic viscosurgical devices (OVDs) with the European CE Mark of Healon EndoCoat OVD. The product is intended for use as a surgical aid in cataract extraction, intraocular lens (IOL) implantation, corneal transplantation, and glaucoma filtration surgery.

Abbott confirms double-digit ongoing earnings-per-share growth for 2011

Abbott is confirming its guidance for double-digit ongoing earnings-per-share growth for the full-year 2011 and is narrowing its previous guidance range. Abbott’s ongoing earnings-per-share guidance for full-year 2011 is $4.64 to $4.66, excluding specified items, reflecting 11.5 percent growth at the midpoint.

Abbott forecasts specified items for the full-year 2011 of approximately $1.54 per share, primarily associated with a $1.5 billion pre-tax reserve related to previously disclosed litigation (see page 7), acquisition integration/cost reduction initiatives, other litigation reserves, and in-process R&D, partially offset by the favorable impact of the resolution of various international and U.S. tax positions. Including these specified items, projected earnings per share under Generally Accepted Accounting Principles (GAAP) would be $3.10 to $3.12 for the full-year 2011.

Abbott declares 351st quarterly dividend

On Sept. 15, 2011, the board of directors of Abbott declared the company’s quarterly common dividend of 48 cents per share. The cash dividend is payable Nov. 15, 2011, to shareholders of record at the close of business on Oct. 14, 2011. This marks the 351st consecutive dividend paid by Abbott since 1924.

About Abbott

Abbott is a global, broad-based health care company devoted to the discovery, development, manufacture and marketing of pharmaceuticals and medical products, including nutritionals, devices and diagnostics. The company employs nearly 90,000 people and markets its products in more than 130 countries.

Abbott’s news releases and other information are available on the company’s Web site at www.abbott.com. Abbott will webcast its live third-quarter earnings conference call through its Investor Relations Web site at www.abbottinvestor.com at 8 a.m. Central time today. An archived edition of the call will be available after 11 a.m. Central time.

— Private Securities Litigation Reform Act of 1995 —

A Caution Concerning Forward-Looking Statements

Some statements in this news release may be forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. Abbott cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Economic, competitive, governmental, technological and other factors that may affect Abbott’s operations are discussed in Item 1A, “Risk Factors,” to our Annual Report on Securities and Exchange Commission Form 10-K for the year ended Dec. 31, 2010, and are incorporated by reference. Abbott undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Third Quarter Ended September 30, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$9,817	$8,675	13.2

Cost of products sold	3,973	3,742	6.2	1)
Research and development	1,010	1,079	(6.4)	2)
Selling, general and administrative	4,239	2,673	58.6	3)
Total Operating Cost and Expenses	9,222	7,494	23.1

Operating earnings	595	1,181	(49.6)

Net interest expense	104	133	(22.5)
Net foreign exchange (gain) loss	(5)	(21)	n/m
Other (income) expense, net	(5)	5	n/m
Earnings before taxes	501	1,064	(52.9)
Taxes on earnings	198	173	14.4

Net Earnings	$303	$891	(66.0)

Net Earnings Excluding Specified Items, as described below	$1,850	$1,632	13.4	4)

Diluted Earnings per Common Share	$0.19	$0.57	(66.7)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$1.18	$1.05	12.4	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,568	1,554

1)              2011 Cost of products sold includes approximately $415 million of non-cash intangible amortization.

2)              Research and development expense as reported in both periods was impacted by specified items as noted in Footnote 4. Excluding specified items, ongoing research and development expense increased 8.2 percent.

3)              2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to ongoing settlement discussions in the previously disclosed investigation by the U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, related to Depakote. The discussions are ongoing, and until concluded, there can be no certainty about definitive resolution.

4)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.4 billion, or $0.92 per share, related to litigation reserves (see Footnote 3 above), $75 million, or $0.05 per share, associated with the acquisition of Solvay Pharmaceuticals and $78 million, or $0.05 per share, for previously announced cost reduction initiatives and other. These items were partially offset by a favorable adjustment to tax expense of $51 million, or $0.03 per share, as a result of the resolution of various prior years’ international and U.S. tax positions.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $513 million, or $0.33 per share, associated primarily with the acquisition of Solvay Pharmaceuticals, including restructuring plans, as well as cost reduction initiatives, $70 million, or $0.05 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

NOTE: See attached questions and answers section for further explanation of Consolidated Statement of Earnings line items.

n/m = Percent change is not meaningful.

Abbott Laboratories and Subsidiaries

Consolidated Statement of Earnings

Nine Months Ended September 30, 2011 and 2010

(in millions, except per share data)

(unaudited)

	2011	2010	% Change
Net Sales	$28,474	$25,199	13.0

Cost of products sold	11,702	10,620	10.2	1)
Research and development	2,978	2,667	11.7
Acquired in-process research and development	273	75	n/m
Selling, general and administrative	9,851	7,579	30.0	1)
Total Operating Cost and Expenses	24,804	20,941	18.4

Operating earnings	3,670	4,258	(13.8)

Net interest expense	343	319	7.6
Net foreign exchange (gain) loss	(48)	8	n/m
Other (income) expense, net	130	(14)	n/m	2)
Earnings before taxes	3,245	3,945	(17.7)
Taxes on earnings	135	760	n/m	3)

Net Earnings	$3,110	$3,185	(2.4)

Net Earnings Excluding Specified Items, as described below	$5,037	$4,476	12.5	4)

Diluted Earnings per Common Share	$1.98	$2.04	(2.9)

Diluted Earnings Per Common Share, Excluding Specified Items, as described below	$3.21	$2.87	11.8	4)

Average Number of Common Shares Outstanding Plus Dilutive Common Stock Options and Awards	1,564	1,556

1)              2011 Cost of products sold includes approximately $1.3 billion of non-cash intangible amortization. 2011 Selling, general and administrative expense includes $1.5 billion of litigation reserves related to ongoing settlement discussions in the previously disclosed investigation by the U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, related to Depakote. The discussions are ongoing, and until concluded, there can be no certainty about definitive resolution.

2)              Other (income) expense, net for 2011 includes a charge of $137 million for the impact of Abbott’s change to a calendar year end for the international operations that were previously reported on a November 30 year-end. This is being treated as a specified item as noted below.

3)              2011 Taxes on earnings includes a favorable adjustment to tax expense of $570 million, or $0.36 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. This favorable item is classified as a specified item and excluded from ongoing results, as discussed below.

4)              2011 Net Earnings Excluding Specified Items excludes after-tax charges of $1.4 billion, or $0.92 per share, related to litigation reserves (see Footnote 1 above), $216 million, or $0.14 per share, associated with the acquisition of Solvay Pharmaceuticals, $109 million, or $0.07 per share, for previously announced restructuring in the pharmaceutical business, $161 million, or $0.10 per share, for previously announced cost reduction initiatives and other, $137 million, or $0.09 per share, for the 2009 and 2010 impact of the change to a calendar year end for international operations, $273 million, or $0.17 per share, relating to acquired in-process research and development related to the Reata and Biotest collaborations, $76 million, or $0.05 per share, for the impairment of an R&D intangible asset, and $80 million, or $0.05 per share, for other litigation reserves. These items were partially offset by a favorable adjustment from the resolution of prior years’ international and U.S. tax positions for $570 million, or $0.36 per share.

2010 Net Earnings Excluding Specified Items excludes after-tax charges of $689 million, or $0.44 per share, associated primarily with the acquisition of Solvay Pharmaceuticals, including restructuring plans, as well as cost reduction initiatives, $115 million, or $0.07 per share, for the one-time impact of the devaluation of the Venezuelan bolivar on balance sheet translation, $75 million, or $0.05 per share, relating to acquired in-process research and development related to the Neurocrine collaboration, $106 million, or $0.07 per share, for a litigation reserve, $60 million, or $0.04 per share, for specific health care reform impact on deferred tax assets, $88 million, or $0.06 per share, for costs of a nutritional product recall and the withdrawal of sibutramine, and $158 million, or $0.10 per share, for impairment of the intangible asset related to sibutramine.

n/m = Percent change is not meaningful.

Questions & Answers

Q1)                           What drove the strong sales growth?

A1)                            Beginning this year, we have characterized Abbott’s major businesses into three categories, based on their underlying attributes. These include:

•                  Proprietary Pharmaceuticals, including our U.S. and international proprietary pharmaceutical products. We globalized this business, creating one global division to allow for streamlined commercial efforts and coordination between functions.

•                  Durable Growth Businesses, including Nutritionals, Established Pharmaceuticals, Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics. These businesses are less dependent on significant R&D investment, have minimal patent risk, and operate in generally stable markets, with many products paid for directly by the consumer.

•                  Innovation-Driven Device Businesses, including Vascular, Medical Optics and Molecular Diagnostics. These businesses have a relatively lower patent risk, and require a moderate level of R&D spend, resulting in new products that generate more significant revenue and profit contribution.

Proprietary Pharmaceuticals sales increased 13.5 percent, including 4.6 percent from favorable foreign exchange, driven by strong growth across a number of key franchises in the United States and internationally. HUMIRA® was a significant contributor to growth in the quarter with U.S. sales growth of 18.1 percent and International sales growth of 32.0 percent, including 13.4 percent favorable foreign exchange. Double-digit sales growth for Lupron® and Synthroid® also contributed to the quarter.

Durable Growth Business sales increased 15.3 percent, including 6.2 percent favorable foreign exchange, driven by Established Pharmaceuticals and Nutritionals, as well as steady sales growth in our Core Laboratory Diagnostics, Diabetes Care and Point of Care Diagnostics businesses. Established Pharmaceuticals sales, which include sales of our branded generics pharmaceuticals outside of the United States, increased 22.6 percent. Worldwide Nutritional products sales growth was 12.6 percent, with 15.7 percent growth in International Nutritionals.

Innovation-Driven Devices sales increased 6.0 percent, including 5.2 percent favorable foreign exchange, driven by 17.2 percent growth in Molecular Diagnostics, 15.8 percent growth in International Vascular and 6.0 percent growth in Medical Optics.

Questions & Answers (continued)

Q2)                           What were emerging markets sales?

A2)                            Abbott total-company emerging-markets sales were $2.6 billion, up 21.0 percent in the quarter, reflecting strong growth across all divisions. In our Established Pharmaceuticals business, we saw strong performance in Russia, India and China. In Nutritionals, we saw particularly strong growth in Asia and Latin America, where we are expanding our presence and gaining share with the introduction of new products.

In our Diagnostics business, we continue to perform well in China, where we are placing new ARCHITECT® systems and continuing to penetrate the market. And, in our Vascular business, we saw strong growth across all key emerging markets, driven by double-digit procedure volumes in many of these markets, as well as Abbott market share gains.

Q3)                           What was the gross margin ratio in the quarter?

A3)                            The gross margin ratio before and after specified items is shown below (dollars in millions):

	3Q11
	Cost of Products Sold	Gross Margin	Gross Margin %
As reported (GAAP)	$3,973	$5,844	59.5%
Adjusted for specified items:
Restructuring/integration (acquisitions and other/ cost reductions)	$(86)	$86	0.9%
As adjusted	$3,887	$5,930	60.4%

The adjusted gross margin ratio of 60.4 percent in the third quarter was above our previous outlook for the quarter, driven by favorable product mix.

Q4)                           What drove ongoing SG&A and R&D investment?

A4)                            Both ongoing SG&A and R&D investment reflect Abbott’s continued investment in programs to drive future growth. Ongoing R&D expense as a percentage of sales was 10.1 percent, reflecting continued investment in Abbott’s broad-based pipeline, including programs in vascular devices, immunology, neuroscience, oncology and HCV.

Questions & Answers (continued)

Q5)                           What was the tax rate?

A5)                            The ongoing tax rate this quarter was 15.2 percent, in line with Abbott’s previous forecast.

	3Q11
	Pre-Tax	Taxes on	Tax
	Income	Earnings	Rate
As reported	$501	$198	39.6%
Specified items	$1,680	$133	7.9%
Excluding specified items	$2,181	$331	15.2%

Q6)                           How did specified items affect reported results?

A6)                            Specified items impacted third-quarter results as follows:

	3Q11
(dollars in millions, except earnings-per-share)	Earnings
	Pre- tax	After- tax	EPS
As reported (GAAP)	$501	$303	$0.19
Adjusted for specified items:
Litigation reserves	$1,500	$1,445	$0.92
Resolution of tax positions	—	$(51)	$(0.03)
Restructuring/integration (acquisitions and other/ cost reductions)	$180	$153	$0.10
As adjusted	$2,181	$1,850	$1.18

Litigation reserves relate to ongoing settlement discussions in the previously disclosed investigation by the U.S. Department of Justice, through the U.S. Attorney for the Western District of Virginia, related to Depakote. The discussions are ongoing, and until concluded, there can be no certainty about definitive resolution. Restructuring/integration (acquisitions and other/cost reductions) is primarily associated with restructuring and integration costs for the Solvay Pharmaceuticals acquisition. This item also includes previously announced cost reduction initiatives to improve efficiencies in the pharmaceutical, vascular, and core laboratory diagnostics businesses.

2011 Taxes on earnings includes a favorable adjustment to tax expense of $51 million, or $0.03 per share, as a result of the resolution of various prior years’ international and U.S. tax positions. The impact of the remaining specified items by Consolidated Statement of Earnings line item is as follows (dollars in millions):

	3Q11
	Cost of Products Sold	R&D	SG&A	Other (Income)/ Expense
As reported (GAAP)	$3,973	$1,010	$4,239	$(5)
Adjusted for specified items:
Litigation reserves			$(1,500)
Restructuring/integration (acquisitions and other/ cost reductions)	$(86)	$(18)	$(65)	$(11)
As adjusted	$3,887	$992	$2,674	$(16)

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline?

A7)                            We continue to advance our broad-based pipeline. In 2011, we have launched several new products or indications, including variations of Lupron Depot, Androgel® 1.62%, Creon® infant-specific dosage, XIENCE nano™, TREK® Coronary Balloon System, the RX Herculink Elite Renal Stent System, our ALK gene molecular diagnostics test and the FreeStyle® InsuLinx Blood Glucose Monitoring System. We advanced elotuzumab and bardoxolone into Phase 3 development and submitted XIENCE PRIME™ and HUMIRA ulcerative colitis (UC) for regulatory review. Following are highlights from breakthrough research across our pharmaceuticals, medical products and nutritionals pipelines:

•                  Hepatitis C

•                  Abbott’s antiviral program is focused on developing treatments for hepatitis C (HCV), a disease that affects more than 180 million people worldwide, with approximately 3 to 4 million people newly infected each year. Abbott’s broad-based HCV programs include its partnership with Enanta Pharmaceuticals to discover protease inhibitors, as well as its internal programs focused on additional viral targets.

•                  Abbott currently has three mechanisms of action in Phase 2 clinical trials, including protease, polymerase and NS5A inhibitors. Abbott is evaluating combinations of these compounds, both with and without the current standard of care, a strategy that has the potential to markedly transform current treatment practices by shortening therapy duration, improving tolerability and increasing cure rates.

•                  Chronic Kidney Disease

•                  Bardoxolone, an investigational treatment for chronic kidney disease (CKD), is a first-in-class anti-inflammatory and anti-oxidant that activates Nrf2, a pathway involved in the progression of CKD. A Phase 2b study was completed, and a global Phase 3 trial was recently initiated. Abbott’s agreement with Reata Pharmaceuticals includes international rights to bardoxolone, excluding certain Asian markets.

•                  Women’s Health

•                  Elagolix, a novel, first-in-class oral gonadotropin-releasing hormone (GnRH) is in development for the treatment of endometriosis-related pain and fibroids. A Phase 2 study in endometriosis was recently completed. Abbott is working in partnership with Neurocrine to finalize the Phase 3 study design in endometriosis and a Phase 2 study in uterine fibroids was recently initiated.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Neuroscience / Pain

•                  Abbott is conducting innovative research in neuroscience, where it has developed compounds that target receptors in the brain that help regulate mood, memory and other neurological functions. Abbott has more than a dozen new molecular entities in clinical trials for conditions such as schizophrenia, pain, Alzheimer’s disease, Parkinson’s disease and multiple sclerosis (MS).

•                  Abbott’s neuroscience pipeline includes a novel, next-generation antibody, daclizumab, which entered Phase 3 development in 2010 for MS. We announced, with partner Biogen Idec, positive top-line results from SELECT, a global, registrational Phase 2b clinical trial designed to evaluate the investigational compound daclizumab high-yield process in people with relapsing-remitting multiple sclerosis over one year. The study demonstrated significant reductions in annualized relapse rate and met key secondary endpoints.

•                  Abbott is pursuing compounds that could provide relief across a broad spectrum of pain states, such as chronic back pain, postoperative pain and cancer pain.

•                  Oncology

•                  Abbott’s oncology pipeline includes therapies that represent promising, unique scientific approaches to treating cancer. Abbott is focused on the development of targeted treatments that inhibit tumor growth and improve response to common cancer therapies. Abbott currently has 11 new molecular entities in human trials for cancer.

•                  The oncology pipeline includes: Elotuzumab, an anti-CD37 antibody; ABT-869, a multi-targeted kinase inhibitor; ABT-263, a Bcl-2/Bcl-xl protein antagonist; ABT-199, a Bcl-2 selective antagonist; and ABT-888, a PARP-inhibitor. Each is being studied in a variety of cancers. Additionally, Abbott is evaluating a number of other promising mechanisms, including work on EGFR, CD37, aurora kinase and cMET, among others.

•                  Abbott also has several oncology collaborations, including elotuzumab, currently in Phase 3 development for multiple myeloma.

•                  Immunology

•                  Abbott’s scientific experience with the anti-TNF biologic HUMIRA serves as a strong foundation for its continuing research in immunology. Abbott is developing a number of additional indications for HUMIRA and is working to advance its early discovery programs, including oral DMARD therapies, and other potential biologic targets. Earlier this year we submitted U.S. and European regulatory applications for HUMIRA as a treatment for UC.

•                  Our agreement with Biotest brings Abbott rights to develop and commercialize BT-061, a novel anti-CD4 biologic in Phase 2 development for rheumatoid arthritis and psoriasis.

•                  Additionally, Abbott’s proprietary DVD-Ig technology represents an innovative approach that can target multiple disease-causing antigens with a single biologic agent. This technology could lead to combination biologics for complex conditions such as cancer or rheumatoid arthritis, where multiple pathways are involved in the disease. We expect this program to move into Phase 1 clinical trials by year end.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Molecular Diagnostics

•                  Abbott expects to launch more than 15 new molecular diagnostic products over the next few years, including several novel oncology and infectious disease assays. In 2011, Abbott received U.S. FDA approval and CE Mark for an ALK gene rearrangement test for non-small-cell lung cancer to be used in combination with Pfizer’s XALKORI (crizotinib), an oral first-in-class anaplastic lymphoma kinase (ALK) inhibitor. Abbott also recently received FDA clearance for the Vysis EGR1 FISH Probe Kit to aid in determining the prognosis of patients with acute myeloid leukemia and chronic lymphocytic leukemia. Additionally, Abbott received FDA approval for the Abbott RealTimePCR HCV assay for measuring viral load, or the amount of hepatitis C virus in a patient’s blood, as well as CE Mark for a new test to detect cytomegalovirus (CMV), a virus that can lead to complications in transplant patients and people who are immunocompromised.

•                  Diagnostics

•                  Abbott has launched a number of key assays on its ARCHITECT immunochemistry platform, which will significantly broaden its industry-leading menu. These tests include assays to assess ovarian cancer, vitamin deficiencies, and the first HIV combination assay approved for use in the United States. Future growth for the Core Laboratory Diagnostics business will be driven by differentiated analyzers and comprehensive automation and informatics solutions to provide high-quality results and information while enhancing laboratory productivity and reducing costs.

•                  Vascular Devices

•                  Abbott has one of the industry’s most robust vascular pipelines and expects to deliver approximately 20 new coronary, endovascular and structural heart technologies over the next five years. Abbott is working on well-staged incremental advances, and truly game-changing technologies that have the ability to restate the market.

•                  ABSORB Bioresorbable Vascular Scaffold (BVS) — Abbott received CE Mark in Europe for the world’s first drug-eluting BVS for the treatment of coronary artery disease. ABSORB restores blood flow by opening a clogged vessel and providing support to the vessel until the device dissolves, leaving patients with a treated vessel free of a permanent metallic implant. Abbott has the most advanced BVS clinical program in the industry. Abbott recently initiated ABSORB BTK, an international clinical trial evaluating the safety of the ABSORB BVS for the treatment of below-the-knee (BTK) critical limb ischemia, a severe form of peripheral artery disease. Also, the company continues to expand clinical study of ABSORB to additional countries through the ABSORB EXTEND trial. Patients were recently treated with ABSORB for the first time in Japan, Hong Kong and Brazil.

•                  MitraClip — MitraClip® is a minimally invasive device for the treatment of select patients with mitral regurgitation (MR), the most common valve disease in the world. Significant MR affects more than 8 million people in the United States and Europe, and is four times more prevalent than aortic stenosis. Abbott’s MitraClip system is on the market in Europe and a number of other countries and is currently under U.S. FDA review.

Questions & Answers (continued)

Q7)                           What are the key areas of focus in Abbott’s broad-based pipeline? (continued)

A7)                            (continued)

•                  Vascular Devices

•                  Next-generation DES — Abbott has several next-generation DES platforms in development. Our XIENCE nano DES for small vessels launched in the United States in 2011. XIENCE PRIME, our next-generation drug-eluting stent (DES), offers improved deliverability, especially in long lesions. XIENCE PRIME is on the market in Europe with an expected U.S. launch in early 2012. Our ultra-thin DES is also in development. It’s designed to improve clinical outcomes by reducing vessel injury upon deployment, enabling faster healing and improved deliverability in complex anatomy.

•                  Core Coronary products — Abbott is continuing to expand its position in the more-than- $2 billion core coronary market. Abbott launched its next-generation balloon dilatation catheter, TREK®, in Europe last year and in the United States and Japan in early 2011, and plans to introduce additional balloon catheter products and next-generation guide wires within the next few years.

•                  Endovascular products — Abbott’s endovascular business continues to grow, led by recent launches of key products, including the Armada 14 balloon line, the expanded indication for the RX ACCULINK® Carotid Stent System and R&D investments into growth segments of the market for peripheral artery disease and vessel closure. In the United States, we recently launched the RX Herculink Elite Renal Stent System for the treatment of renal artery stenosis in patients with uncontrolled hypertension.

•                  Vision Care

•                  Abbott expects numerous new products and technology advancements over the next five years, including the launch of a new contact lens solution that is underway in Europe and the United States. In its market-leading LASIK business, Abbott is expanding its proprietary laser platform into new vision correction applications, including cataract surgery. Abbott also continues to expand its premium and standard intraocular lenses (IOL), including Synchrony®, its next-generation IOL approved in Europe and other countries around the world. Synchrony is currently under FDA review in the United States.

•                  Nutrition

•                  Abbott is focused on improving six areas through nutrition: immunity, cognition, lean body mass, inflammation, metabolism and tolerance. We expect to launch a number of new products and formulations to consumers in 2011 and are currently conducting 30 well-controlled clinical trials to demonstrate proven clinical outcomes with our nutrition innovation. Abbott has introduced several new products, including Ensure® with Revigor™, PediaSure SideKicks™, ZonePerfect®  Sweet & Salty nutrition bars and Glucerna® Hunger Smart™ shakes and bars.

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